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                                                                    EXHIBIT 10.1

                    GENERAL RELEASE AND SEPARATION AGREEMENT


     Simmons Bedding Company (previously named Simmons Company), a corporation incorporated under the laws of the State of Delaware ("Company"), and Simmons Company (previously named THL Bedding Holding Company), a corporation incorporated under the laws of the State of Delaware ("Holdings") (collectively Company and Holdings are referred to herein as "Simmons"), and Rhonda C. Rousch ("Executive") hereby enter into this General Release and Separation Agreement ("Separation Agreement"), contracting and agreeing as follows:

1. SEPARATION DATE AND EMPLOYMENT AGREEMENT. The parties agree that Executive's last day of employment with Company is March 31, 2006 (the "Separation Date"). Executive acknowledges and agrees that except as specifically set forth below, the Employment Agreement dated as of December 19, 2003 among Holdings, Company and Executive, as the same was amended and supplemented by that certain Supplement to Employment Agreement (the "Supplement") effective as of December 7, 2005 (together, the "Employment Agreement") is terminated. Executive further agrees that effective as of the Separation Date, she hereby resigns from all officer and director positions with Simmons and any of its subsidiaries and affiliates and agrees to sign any letters or other documents on or after such date effecting such resignations.

2. CONSIDERATION PERIOD. Executive acknowledges that Executive was given this Separation Agreement to consider on April 5, 2006 and that Executive has twenty-one (21) days to consider whether to sign this Separation Agreement. Executive is hereby advised to consult a lawyer before signing this Separation Agreement.

3. EFFECTIVE DATE. Executive may accept this Separation Agreement only by signing, initialing and dating this Separation Agreement in the spaces provided and delivering the Separation Agreement to Simmons Bedding Company, Attention:
Kristen K. McGuffey, Senior Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, no later than Company's normal close of business on the later of (a) the twenty-second (22nd) day following Executive's receipt of this Separation Agreement or (b) if the twenty-second
(22nd) day following receipt is a Saturday, Sunday or legal holiday in the State of Georgia, the next day that is not a Saturday, Sunday or legal holiday. Time is of the essence as it pertains to this Section 3. The "Effective Date" of this Separation Agreement shall be seven (7) days after the date on which Executive signs and delivers the Separation Agreement pursuant to this Section, so long as Executive has not revoked the Separation Agreement pursuant to Section 4 below.

4. REVOCATION. Executive may revoke this Separation Agreement at any time within seven (7) days after signing and delivering it to Simmons by notifying Simmons Bedding Company, Attention: Kristen K. McGuffey, Senior Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, in writing of Executive's decision to revoke.

5. SEPARATION BENEFITS. Provided that Executive satisfies the conditions of this Separation Agreement and does not revoke this Separation Agreement, Company will do the following:

     (a) Pay to Executive her unpaid salary through the Separation Date. Such amount will be paid at the next regular pay period after the Separation Date.

     (b) Pay to Executive the Annual Bonus due for fiscal year 2006, if any, in accordance with Section 3.2 of her Employment Agreement as if Executive had been employed for all of fiscal year 2006. Such amount will be paid to Executive when the Company makes payment of other executive bonuses for fiscal year 2006.

     (c) Pay to Executive the gross amount of $570,000, which equals two (2) years of Executive's current salary of $285,000 per year. This amount, less legal deductions, will be paid in accordance with Executive's current pay schedule for a period from April 1, 2006 through March 31, 2008 (the "Severance Pay Period") provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period.
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     (d)  (i)   Executive and Executive's Dependents (as defined below) may continue to participate in the Company's medical, dental and vision plans at the same level of participation that was in effect immediately prior to the Separation Date through the earlier of (i) March 31, 2008, or (ii) the date on which the Executive commences other employment in connection with which the Executive elects to receive, in her sole discretion, medical, dental and vision benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor or partner). Executive shall continue to pay for such coverage at the same rate or rates that apply from time to time to active employees for comparable coverage. Notwithstanding the foregoing, if the benefit plan for which Executive is currently enrolled is no longer offered by Simmons, then Executive through March 31, 2008 will be eligible to participate in any plan offered to then-current Simmons' associates. Executive must pay Executive's portion by deductions from Executive's severance payments. The 18 month period during which benefits under the Consolidated Omnibus Budget Reconciliation Act (aka COBRA) are available to Executive and her Dependants shall begin on the Separation Date and run concurrently with the benefits available under this Section 5(d)(i).

          (ii) After March 31, 2008, but only until the date Executive commences employment in connection with which the Executive elects to receive, in her sole discretion, medical, dental and vision benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor or partner), Executive may elect at any time to participate in any medical, dental and vision plan of the Company at any level of coverage offered to then-current Simmons associates for Executive and Executive's enrolled and qualified spouse as of the Separation Date for the rest of their natural lives (so long as such person remains a spouse of the Executive) by paying the current full group premium cost plus an administrative fee, such fee not to exceed the administrative fee charged by the Company with respect to COBRA coverage. To elect coverage, Executive shall notify Simmons in writing on or before March 31, 2008 in a letter addressed to Simmons Bedding Company, Attention: Corporate Benefits Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing) and thereafter Executive shall make the monthly payments in accordance with the payment instructions below. The obligation of Simmons to provide medical, dental and vision coverage to Executive's enrolled and qualified spouse as of the Separation Date pursuant hereto shall not be eliminated or otherwise diminished in any manner by reason of the death of the Executive.

          (iii) Beginning with 2007, the new medical, dental and vision rates will be communicated to the Executive before December 31 of the prior year. Executive is required to complete all necessary forms required during the open enrollment period each year. Further, if Executive discontinues her coverage under the Company's medical, dental or vision plans at any time, she will no longer be entitled to any of the benefits described in this Section 5(d) with respect to such plan after such date.

          (iv) After the Severance Pay Period expires, all payments shall be made by sending a check made payable to Simmons Bedding Company by the 1st of each month to Simmons Bedding Company, Attention: Corporate Benefits Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing). If Simmons has not received Executive's check in the full amount by the 5th of each month, then all benefits for Executive and Executive's enrolled and qualified spouse as of the Separation Date will be immediately cancelled. If Executive elects to receive, in her sole discretion, any other insurance coverage providing medical, dental and vision benefits substantially comparable to those made available by the Company, she shall promptly notify Simmons of the effective date thereof in a letter addressed to Simmons Bedding Company, Attention: Legal Department, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 (or such other address of which Simmons notifies Executive in writing).

          (v) As used herein, a "Dependent" is a dependent of Executive enrolled and qualified in Simmons' medical, dental and/or vision plans immediately prior to the Separation Date and will only continue to be a "Dependent" hereunder for as long as he or she continues to be qualified as outlined in the applicable health plan documents. Simmons reserves the right from time to time to require proof from Executive that Executive's Dependents are still considered qualified under the applicable health plan documents.

          (vi) Except as set forth in clause (g) below, nothing contained herein shall give Executive any rights to any other Simmons sponsored benefits, including without limitation, long term disability, short term disability, and retirement contributions, except as permitted under those plans for retired associates.

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     (e)   Pay all verified and approved expense reports submitted by Executive to Company within two (2) weeks of the Separation Date in accordance with Company's current policies, practices and procedures.

     (f) Provide an employment reference. Executive must direct all reference requests to the Chief Executive Officer of Simmons Bedding Company.

     (g) Pay all premiums through November 1, 2006 on life insurance policy no. 76110207

     (h) Pay for an executive physical exam for Executive with Dr. Charles Taylor consistent with the current executive physical exam program offered to other executives.

     (i) Pay the 2006 fees for David Cooksey's financial consulting services to Executive consistent with the current benefit offered to other senior managers and executives. Such payment shall be treated as additional compensation to you in accordance with the Company's historical practices.

     (j) Executive agrees that if Executive subsequently engages in activities prohibited by Section 10 below, then the Company may thereafter immediately terminate and shall not be required to continue on behalf of the Executive or her dependents and beneficiaries any compensation provided for in this Section 5 other than those benefits that the Company may be required to maintain for the Executive under applicable law. Except as expressly provided in this Section 5(j), the Company's obligation to pay all compensation to Executive provided for in this Section 5 shall be absolute, and shall not be eliminated or otherwise diminished in any manner by reason of Executive's hereafter commencing other employment or self-employment, or otherwise.

6.   REPURCHASE OF SHARES.

     (a)   Class A Shares.
           --------------

  (i) Until such date as the audited financial statements for fiscal year 2006 are available (the "Threshold Date"), Holdings shall not exercise its rights (the "Class A Call Right") pursuant to Section 3.5(b)(i) of the Securityholders Agreement dated as of December 19, 2003 among Executive, Holdings and the other parties thereto (the "SH Agreement") to repurchase the 5,233.50 Class A shares that Executive currently owns. After the Threshold Date, Holdings' exercise of the Class A Call Right shall be in its sole discretion and in accordance with the applicable provisions of the SH Agreement.

  (ii) In the event of any exercise by Holdings of the Class A Call Right, then upon the Board of Directors' determination of the current Fair Market Value (as defined in the SH Agreement) of the Class A shares, Holdings agrees to provide Executive an affidavit signed by the Executive Vice President and Chief Financial Officer of Holdings which (i) identifies the ranges of the stock value for the Class A stock as determined by the outside third party who does such valuations on behalf of Holdings and (ii) states that the Board determination of the current Fair Market Value was consistent with past practices in making such determinations. Executive agrees that such information is considered Confidential Information under the terms of the Supplement and represents and warrants that she will not disclose to any third party or use for her own benefit or gain the information provided in the affidavit with the only exception being that this information may be disclosed to her attorneys at Rogers & Hardin LLP who represented her in the negotiation of this Separation Agreement.

  (iii) Notwithstanding any provisions in the SH Agreement or otherwise to the contrary, Executive hereby waives any and all rights pursuant to Section 3.5(a)(i) of the SH Agreement to cause Holdings to purchase the Class A Shares owned by Executive.

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     (b)   Class B Shares.
           --------------

          (i) Pursuant to Section 2(b) and 3(a) of the Senior Manager Amended and Restated Restricted Stock Agreement dated as of April 1, 2006 by and between Executive and Holdings (the "RSA"), the vesting of Executive's Restricted Class B stock has terminated, and Holdings may now, or at such later date, as the case may be, exercise the following rights:

          (A) With respect to Executive's 10,753.69 Class B shares that have vested as of the Separation Date, Holdings shall not exercise its rights (the "Class B Call Right") pursuant to Section 3(a) of the RSA to repurchase such shares until the Threshold Date. After the Threshold Date, Holdings' exercise of such Class B Call Right shall be in its sole discretion and in accordance with the applicable provisions of the RSA.

          (B) For the portion, if any, of Executive's 3,046.88 Class B shares that may become Vested Shares pursuant to Section 2(b) of the RSA if Holdings meets the performance requirements for fiscal year 2006 as set forth in Section 2(a)(i)(A) of the RSA (it being expressly acknowledged and agreed that notwithstanding any language in said Section 2(b) to the contrary, a portion of said Class B shares will become vested shares in accordance with said Section 2(a)(i)(A) of the RSA in any case in which less than, but at least 90% of, the Target EBITDA is met for fiscal year 2006), Holdings may, in its sole discretion, exercise its right to repurchase any such vested shares on a date that is no earlier than 180 days after such shares become vested. For the portion, if any, of these shares that do not vest pursuant to the performance requirements for 2006, then Holdings will repurchase these unvested shares at Executive's original purchase price of one penny per share within thirty (30) days of the Measurement Date in 2007.

          (C) For all Class B shares that have vested or that do vest pursuant to Section 6(b)(i)(A) and (B) above, Executive and Simmons agree that, notwithstanding any terms previously agreed to by the parties, such vested shares will be repurchased by Holdings at the then current Fair Market Value (as defined in the RSA) at the time of such repurchase as determined by the Board of Directors of Simmons.


          (D) Holdings hereby exercises its right to repurchase 43,552.43 of the Executive's unvested Class B shares at Executive's original purchase price of one penny per share, or $435.52, which amount will be paid within thirty (30) days of the Effective Date of this Separation Agreement. These shares shall be deemed repurchased upon payment by Simmons to Executive.

(ii) In the event of any exercise by Holdings of the Class B Call Right, then upon the Board of Directors' determination of the current Fair Market Value (as defined in the RSA) of the Class B shares, Holdings agrees to provide Executive an affidavit signed by the Executive Vice President and Chief Financial Officer of Holdings which (i) identifies the ranges of the stock value for the Class B stock as determined by the outside third party who does such valuations on behalf of Holdings and (ii) states that the Board determination of the current Fair Market Value was consistent with past practices in making such determinations. Executive agrees that such information is considered Confidential Information under the terms of the Supplement and represents and warrants that she will not disclose to any third party or use for her own benefit or gain the information provided in the affidavit with the only exception being that this information may be disclosed to her attorneys at Rogers & Hardin LLP who represented her in the negotiation of this Separation Agreement.

     Executive further agrees that the obligations of Holdings to make payments pursuant to Sections 6(a) and 6(b) above are subject to there being no Cash Deferral Condition existing (as such term is defined in Section 3(d) of the RSA and Section 3.5(a)(iv) of the SH Agreement).


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7.   RELEASE.

     (a) Subject to Executive's right to revoke this Separation Agreement as stated above, by signing this Separation Agreement, Executive gives up and releases Simmons, each subsidiary and affiliate of Company or Holdings, or both; and their respective employee welfare benefit plans, employee retirement benefit plans, successors and assigns (including, in their representative capacities, all present and former shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies and other entities) (collectively the "Released Parties") from and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Released Parties with respect to any and all rights and claims that Executive may have against the Released Parties, including without limitation any and all rights and claims to or for attorneys' fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Executive may have under, or arising out of, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; and any other federal, state or local statute, ordinance, executive order, or common law. Executive specifically releases any and all claims of/for discrimination on the basis of age, gender, race, national origin, religion and/or retaliation. These rights and claims also include, but are not limited to, any and all rights and claims that Executive may have under any agreement or contract (other than this Separation Agreement). This release includes any and all claims that might exist at the time Executive executes this Separation Agreement, whether known or unknown to Executive. These rights and claims do not include any rights or claims which arise after the date on which Executive signs and delivers this Separation Agreement to Company or any vested rights Executive has (if any) under any retirement benefit plan sponsored by Company, and do not include any rights or claims (including, without limitation, any claims for indemnification) existing under this Separation Agreement.

     (b)   Executive further gives up and releases [        ] its successors and
assigns (including all present and former shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies
and other entities) (collectively the "[        ] Released Parties") from and
promises never to sue or lodge any charge or complaint whether as a named
plaintiff, class member, or otherwise against the [        ]Released Parties
with respect to any and all rights and claims that Executive may have against
the [        ] Released Parties relating to her employment with Company or her investments in Holdings, including without limitation any and all rights and claims to or for attorneys' fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist.

     (c) The Company and Holdings give up and release Executive from and promise never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Executive with respect to any and all rights and claims that the Company or Holdings may have against the Executive, including without limitation any and all rights and claims to or for attorneys' fees, whether or not the Company or Holdings presently is aware of such rights or claims or suspects them to exist. These rights and claims also include, but are not limited to, any and all rights and claims that the Company or Holdings may have under any agreement or contract (other than this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder). This release includes any and all claims that might exist at the time the Company and Holdings execute this Separation Agreement, whether known or unknown to the Company or Holdings. These rights and claims do not include any rights or claims which arise after the date on which the Company and Holdings sign and deliver this Separation Agreement, and do not include any rights or claims existing under this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder.

8. FALSE CLAIMS REPRESENTATIONS, COOPERATION AND PROMISES: Executive has disclosed to Company any and all information Executive has concerning any conduct involving Simmons or any affiliate that Executive has any reason to believe may be unlawful. Executive promises to cooperate fully with Simmons in any investigation Simmons or any affiliate undertakes into matters occurring during Executive's employment with Simmons or any affiliate. Executive agrees that, as and when requested by Simmons, Executive will fully cooperate with Simmons or any affiliate in effecting a smooth transition of Executive's responsibilities to others. Executive will promptly and fully cooperate with Simmons or any affiliate and its representatives in any dispute, litigation, arbitration, administrative or similar proceeding with respect to claims arising from events occurring or alleged to have occurred during her employment with Simmons. If Executive is contacted as a potential witness to any claim or in any


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
litigation, Executive will notify Simmons of any such contact or request within two (2) days after learning of it and will permit Simmons to take all steps it deems to be appropriate, if any, to prevent Executive's involvement, or to be present during any such discussions. This section does not prohibit Executive's participation as a witness to the extent otherwise legally required, but does require that Executive provide Simmons with notice and the opportunity to object and/or participate. Before Executive discloses any Simmons' information or engages in any other activity that could possibly violate the promises Executive has made herein, Executive promises that Executive will discuss Executive's proposed actions with the Senior Vice President and General Counsel at (770) 392-2502, who will advise Executive in writing whether the proposed actions would violate these promises.

9. NO ADMISSION. This Separation Agreement does not constitute an admission by the Released Parties of any liability to Executive, and Executive understands and agrees that the Released Parties deny any liability to Executive.

10. OBLIGATIONS AND RESTRICTED ACTIVITIES. In consideration of the benefits as set forth herein, and other good and valuable consideration, the adequacy of which Executive acknowledges, Executive, intending to be legally bound, agrees to continue to be bound by the obligations and restrictions as set forth in Sections 2, 4, 5 and 6 of the Supplement and terms shall remain binding and enforceable during the periods set forth therein. Defined terms as used in those Sections 2, 4, 5 and 6 of the Supplement shall have the specific meanings as defined in Section 2 of the Supplement.

11.  GENERAL

     (a) The Company agrees to pay Rogers & Hardin LLP up to $5,000 for its services to Executive in negotiating this Separation Agreement. Such payment will be made upon receipt of an itemized invoice identifying the attorneys who provided such services, the services performed and the amount of time and the date such services were performed, which invoice shall be provided to the General Counsel for Simmons. The payment will be made within 45 days of the receipt of such invoice but in no case earlier than the Effective Date of this Separation Agreement.

     (b) Executive shall be entitled to indemnification to the fullest extent provided by Delaware law and Simmons' organizational documents as now in effect against any expense (including, without limitation, attorneys' fees), fine, penalty, liability or damages incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which she currently is or hereafter becomes involved as a result of her employment with Simmons and performance of duties pursuant to her Employment Agreement. Simmons hereby represents and warrants that all corporate action has been taken, and all approvals and consents have been obtained, as may be necessary for Simmons to extend full indemnification to Executive after the Separation Date including, without limitation, continuing to fund Executive's defense of any currently ongoing action, suit or proceeding.

     (c) This Separation Agreement contains the entire agreement of Simmons with Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive's employment with Company and its termination and all related matters, including the Employment Agreement, excluding only Executive's rights and obligations, if any, that survive the Employment Agreement as specifically set forth above. The parties further agree that no amendment or modification of this Separation Agreement shall be valid or binding upon any of them unless made in writing and signed by all parties hereto. Except to the extent expressly set forth herein, the Separation Agreement does not affect ongoing rights and obligations of the parties under the SH Agreement, RSA and any related agreements concerning Class A or Class B stock held by Executive after the Effective Date.

     (d) This Separation Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever. This Separation Agreement shall not be assignable by Executive but shall be freely assignable by Simmons, provided that any assignment by Simmons shall expressly provide that (i) the assignee affirmatively assumes all the obligations, duties and responsibilities imposed upon Simmons pursuant to this Separation Agreement and (ii) Simmons is not in any manner relieved of any such obligations, duties or responsibilities hereunder.



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
     (e) Simmons and Executive intend for every provision of the Separation Agreement to be fully enforceable. If a court with jurisdiction of this Separation Agreement determines that all or part of any provision of this Separation Agreement is unenforceable for any reason, Simmons and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Separation Agreement.

     (f) This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except with respect to (i) Section 10 of this Separation Agreement, which shall expressly be governed by and construed in accordance with the choice of law provisions of the Supplement, and (ii) Section 11(b) of this Separation Agreement, which shall be construed in accordance with Delaware law as provided therein.

     (g) This Separation Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12. EXECUTIVE'S FULL REVIEW. Executive acknowledges that Executive has read this entire Separation Agreement, that Executive fully understands its meaning and effect, that Executive's counsel has answered any questions Executive may have, that no promises or representations have been made to Executive by any person to induce Executive to enter into this agreement other than the express terms set forth herein, and that Executive has voluntarily signed this Separation Agreement.

                       [SIGNATURES ON THE FOLLOWING PAGE]


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     IN WITNESS WHEREOF, Executive and a duly authorized representative of
Company and Holdings have signed this Separation Agreement to be effective as provided herein.

                             Simmons Bedding Company

                             By:  /s/ William S. Creekmuir         Date: 4/10/06
                                ----------------------------------      --------
                             Name:  William S. Creekmuir
                             Title: Executive Vice President, CFO,
                                    Assistant Treasurer & Assistant Secretary


                             Simmons Company


                             By: /s/ William S. Creekmuir          Date: 4/10/06
                                ----------------------------------      --------
                             Name:  William S. Creekmuir
                             Title: Executive Vice President, CFO,
                                    Assistant Treasurer & Assistant Secretary

                             Executive


                             /s/ Rhonda C. Rousch                   Date: 4/7/06
                             ----------------------------------          -------
                             Rhonda C. Rousch




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